Exhibit 99.1
CONTACT: ERNESTO BAUTISTA III, CFO
(281)921-6400
Release #11- 03
CARBO CERAMICS INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2010 EARNINGS
Conference Call Scheduled for Today, 10:00 a.m. Central Time
•	Quarterly revenues of $119.6 million were up 33 percent compared to the prior year

•	Quarterly global proppant sales volume of 332 million pounds up 20 percent versus the prior year

•	Net income of $20.8 million, or $0.90 per diluted share, for the quarter

•	Full-year 2010 earnings per share of $3.40 versus $2.27 in 2009
HOUSTON (January 27, 2011) — CARBO Ceramics Inc. (NYSE: CRR) today reported net income of $20.8 million, or $0.90 per diluted share, on revenues of $119.6 million for the quarter ended December 31, 2010.
President and CEO Gary Kolstad commented, “We finished 2010 on a high note with another quarter of solid financial and operational performance. Exiting the third quarter, we witnessed continued momentum in proppant sales. The uptick in horizontal fracturing in oil bearing reservoirs, coupled with our traditionally strong footprint in gas driven plays, caused sales volume resilience in a quarter that historically shows seasonal weakness. Our plants continued to operate at high utilization levels, aiding our ability to meet the challenging demands of our clients. We successfully commenced operations of our third 250 million pound production line at our Toomsboro, Georgia facility. We are excited about completing this third line and also look forward to completing the previously announced fourth line by year end. We continue to build upon the Falcon TechnologiesTM footprint in the resource plays and are pleased with the overall growth that Falcon is exhibiting.”
“During the fourth quarter, we introduced and sold our first Resin Coated Sand (RCS) proppant, CARBOBOND® RCS. We continue to listen to our clients’ needs and the addition of CARBOBOND® RCS to our product offering is our latest response to those needs. We believe this is a natural extension of our core business and fits well in the Economic Conductivity® equation. We look forward to providing these additional products to meet our clients’ proppant demands,” Mr. Kolstad stated.
Fourth Quarter Results
Revenues for the fourth quarter of 2010 increased 33 percent, or $29.5 million, when compared to the fourth quarter of 2009. The Company’s worldwide proppant sales volume totaled 332 million pounds for the fourth quarter of 2010 and represents a year-over-year increase of 20 percent. North American (excludes Mexico) and international proppant sales volume increased 17 percent and 37 percent, respectively, compared to the same period last year.
Operating profit for the fourth quarter of 2010 increased 61 percent, or $11.6 million, compared to the fourth quarter of 2009. This increase is due to higher sales volume and an increase in the average proppant selling price, partially offset by an increase in selling, general, administrative and other operating expenses.
Net income for the fourth quarter of 2010 increased 65 percent, or $8.2 million, compared to the fourth quarter of 2009.

Full Year Results
For the year ended December 31, 2010, revenues increased 38 percent compared to 2009. The increase is mainly attributed to the increase in proppant sales volume, an increase in the average proppant selling price compared to 2009, and an increase in the sales volume of Falcon Technologies acquired in October 2009.
CARBO’s worldwide proppant sales volume totaled 1.35 billion pounds for the full year 2010, an increase of 29 percent compared to 2009. Sales volume in North America increased 29 percent primarily due to increases in both U.S. and Canada sales volume. International sales volume increased 31 percent primarily due to increases in Russia, China, Latin America and Europe/Africa/Middle East, partially offset by a decrease in Mexico.
Full year net income for 2010 increased 49 percent, or $25.9 million, compared to 2009.
Technology and Business Highlights
•	CARBO’s proppant continues to be deployed in an increasing amount across the oily, liquid-rich plays in North America as operators realize the benefits of increased production and higher EURs through the utilization of our highly conductive proppant.

•	Toomsboro Line 3 commenced production as scheduled in the fourth quarter. This proppant was deployed into several North American resource plays.

•	CARBOBOND® LITE®, a resin-coated ceramic proppant, witnessed sequential volume growth during the fourth quarter and continues to receive positive performance feedback.

•	CARBOBOND® RCS, a resin-coated sand proppant, was introduced during the fourth quarter and has garnered immediate interest from many of our clients.

•	Several of our clients were able to demonstrate their commitment to environmental stewardship around the world by employing CARBONRTTM, a non-radioactive, environmentally responsible, traceable ceramic proppant.

•	In December, version 10.5 of Fracpro® was released focusing on horizontal wellbores encompassing multiple fracture treatment completions. New features in this version allow for better visualization of horizontal multi-stage wells.

•	StrataGen® Engineering expanded its Data and Neural AnalysisSM offering to include prospect analysis. Currently being utilized by several operators in the Bakken and evaluated for other resource plays in North America, Data and Neural AnalysisSM facilitates better completion/frac decision-making.

Outlook
CEO Gary Kolstad commented on the outlook for the Company stating, “Industry activity levels remain high, even with the economic challenges of low natural gas prices. We continue to see a shift in activity to oily, liquid-rich plays which gives us confidence that the operating environment for our proppant business will remain favorable as we move through 2011.”
“We continue to see capacity expansions playing a key role in CARBO’s long-term growth. Our entrance into the RCS market will allow us to serve a broader spectrum of our clients’ proppant requests. We have started site preparation for a second resin coating line at our New Iberia facility in Louisiana. Once completed, our current resin coating capacity will increase from 100 million pounds to 400 million pounds annually. Ultimately, we see CARBO playing a significant role in the RCS proppant market as we execute our growth plans over the next several years. In addition to the Line 2 expansion at our New Iberia facility, we purchased a facility in Marshfield, Wisconsin during the fourth quarter and are evaluating the site’s prospective RCS role. On the ceramic proppant capacity expansion, Toomsboro Line 4 is still on schedule to start production before the end of 2011. The outlook for our Falcon Technologies business remains positive and we will continue our efforts to grow the business to further reduce the environmental risks that our clients face today.”
“2010 marked the best year in CARBO’s history. Going forward, we’ll continue to focus on what we do best, increasing well production by incorporating Economic Conductivity® in our clients’ oil and gas wells. The industry’s acknowledgement of the importance of increased conductivity in the lower permeability resource plays has never been greater, as shown by the operators’ improved production when using high quality ceramic proppant.”
“It is this focused attention to both the production enhancement and environmental risk reduction aspects of our clients’ businesses that we believe will add shareholder value over the long-term.” Kolstad concluded.
As previously announced, a conference call to discuss the Company’s fourth quarter results is scheduled for today at 10:00 a.m. Central Time (11:00 a.m. Eastern). To participate in the teleconference, investors should dial 1-877-317-6789 about 10 minutes before the start time and reference the CARBO conference call. Canada-based callers should dial 1-866-605-3852 and international callers should dial 1-412-317-6789. The conference call can also be accessed by visiting the company’s Web site, www.carboceramics.com.
CARBO is the world’s largest supplier of ceramic proppant for fracturing oil and gas wells; the provider of the industry’s most popular fracture simulation software; and a provider of fracture design and consulting services. The Company also provides a broad range of technologies for spill prevention, containment and countermeasures, along with geotechnical monitoring.
The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in the cost of raw materials and natural gas used in manufacturing our products, changes in demand and prices charged for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.
- tables follow -

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$119,584	$90,125	$473,082	$341,872
Cost of sales	73,218	61,069	298,411	221,369

Gross profit	46,366	29,056	174,671	120,503
Selling, general & administrative expenses	13,903	9,815	52,635	40,897
Start-up costs	356	—	977	—
Loss on disposal or impairment of assets	1,245	28	1,449	156

Operating profit	30,862	19,213	119,610	79,450
Interest income, net	47	53	178	451
Foreign currency exchange (loss) gain, net	(46)	24	(96)	(192)
Other (expense) income, net	(35)	(43)	(343)	85

Income before income taxes	30,828	19,247	119,349	79,794
Income taxes	10,013	6,654	40,633	26,984

Net income	$20,815	$12,593	$78,716	$52,810

Earnings per share:
Basic	$0.90	$0.55	$3.41	$2.27

Diluted	$0.90	$0.55	$3.40	$2.27

Average shares outstanding:
Basic	22,972	22,930	22,969	23,097

Diluted	22,979	22,940	22,977	23,112

Depreciation and amortization	$7,420	$6,611	$27,728	$24,905

Selected Balance Sheet Information

	December 31, 2010	December 31, 2009
	(In thousands)
Assets
Cash and cash equivalents	$46,656	$69,557
Other current assets	190,999	149,313
Property, plant and equipment, net	338,483	270,722
Intangible and other assets, net	10,380	10,104
Total assets	599,571	513,412
Liabilities and Shareholders’ Equity
Accrued income taxes	$113	$3,609
Other current liabilities	51,134	28,849
Deferred income taxes	26,345	23,638
Shareholders’ equity	521,979	457,316

Total liabilities and shareholders’ equity	$599,571	$513,412